Contact: Thomas Coughlin, President & CEO Thomas Keating, CFO (201) 823-0700

BCB Bancorp, Inc. Reports Record Earnings of $16.8 Million for the Year 2018

BAYONNE, N.J., January 31, 2019 -- BCB Bancorp, Inc. (the “Company”), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported record profits for 2018, fueled by positive operating leverage from the acquisition of IA Bancorp, Inc. (“IAB”) in the second quarter of 2018, lower federal income taxes and a strong net interest margin.  Net income for the full year 2018 increased by $6.8 million, or 67.9 percent, to $16.8 million, or $1.02 per basic share, compared to $10.0 million, or $0.76 per basic share, in 2017.  For the fourth quarter of 2018, net income increased to $5.2 million, or $0.31 per basic share, compared to $4.6 million, or $0.27 per basic share, in the preceding quarter.  In the fourth quarter of 2017, following the reevaluation of the Company’s net deferred tax asset by $2.2 million due to tax reforms enacted in 2017, net income was $1.3 million, or $0.08 per basic share.
“We generated record fourth quarter and full year 2018 financial results, highlighted by strong net interest income, a stable net interest margin and the successful integration of the IAB acquisition which we completed earlier this year,” stated Thomas Coughlin, President and Chief Executive Officer.  “The tax reform legislation enacted last year has provided us with a lower corporate tax rate, which will continue to benefit us as we grow our franchise.  We remain focused on looking for additional growth opportunities both within our existing footprint and surrounding markets.”
The IAB acquisition, which was completed during the second quarter of 2018, added approximately $215.8 million in assets, $178.4 million in deposits and $182.5 million in net loans.

2018 Financial Highlights
•	Net income was $16.8 million, or $1.02 per basic share, in 2018, compared to $10.0 million, or $0.76 per basic share, in 2017.
•	Earnings per diluted share increased to $1.01 in 2018 compared to $0.75 in 2017.
•	Net interest income, before the provision for loan losses, increased 25.5 percent to $77.7 million in 2018 compared to $61.9 million in 2017.
•	Net interest margin was 3.31 percent in 2018 compared to 3.49 percent in 2017.
•	Total assets increased 37.7 percent to $2.675 billion at December 31, 2018, compared to $1.943 billion a year earlier.
•	Net loans receivable increased 38.6 percent to $2.278 billion at December 31, 2018, compared to $1.644 billion a year earlier.
•	Allowance for loan loss as a percentage of non-accrual loans was 309.6 percent, as compared to 133.3 percent at December 31, 2017.
•
Issued $33.5 million of subordinated debt in July 2018 to support our growth and strengthen our capital position. For regulatory purposes, treated as Tier 1 capital for the Bank and Tier 2 capital for the Company.

•	Tangible book value was $11.00 at December 31, 2018.
•
Earlier this month, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable February 22, 2019, to common shareholders of record on February 8, 2019.

Balance Sheet Review
Total assets increased by $731.9 million, or 37.7 percent, to $2.675 billion at December 31, 2018 from $1.943 billion at December 31, 2017. The increase in total assets included the acquisition of IAB, which added approximately $215.8 million in assets.

Loans receivable, net increased by $634.8 million, or 38.6 percent, to $2.278 billion at December 31, 2018 from $1.644 billion at December 31, 2017. The increase in loans over the prior year resulted from the acquisition of IAB, which added $182.5 million in loans as of the merger date, as well as strong organic growth.  Total increases for 2018, including loans acquired from IAB, included $437.1 million in commercial real estate and multi-family loans, $94.4 million in commercial business loans, $57.3 million in construction loans, $26.3 million in residential one-to-four family loans, and $25.2 million in home equity loans. The allowance for loan losses increased $5.0 million to $22.4 million, or 309.6 percent of non-accruing loans and 0.97 percent of gross loans, at December 31, 2018 as compared to an allowance for loan losses of $17.4 million, or 133.3 percent of non-accruing loans and 1.05 percent of gross loans, a year ago.
Total cash and cash equivalents increased by $71.0 million, or 57.2 percent, to $195.3 million at December 31, 2018 from $124.3 million at December 31, 2017 primarily due to the Company’s strategy to further strengthen liquidity and its deposit base.  Total investment securities increased by $4.4 million, or 3.6 percent, to $127.0 million at December 31, 2018 from $122.6 million at December 31, 2017, as the Company deployed excess cash to improve returns on interest-earning assets and liquidity.
Deposit liabilities increased by $611.4 million, or 39.0 percent, to $2.181 billion at December 31, 2018 from $1.569 billion at December 31, 2017. The increases in deposit liabilities related to the acquisition of IAB, which approximated $178.4 million in the balance of deposits added as of the merger date, as well as the continued maturation of the seven branches opened in 2016 as a result of our organic growth initiative. Total increases for 2018, including deposits acquired from IAB, included $439.2 million in certificates of deposit, including listing service and brokered deposits, $62.9 million in non-interest bearing deposit accounts, $73.9 million in money market checking accounts, $33.4 million in NOW deposit accounts, and $1.9 million in savings and club accounts. Listing service and brokered certificates of deposit, which were used as additional sources of deposit liquidity to fund loan growth, totaled $36.9 million and $175.5 million, respectively, at December 31, 2018.
Debt obligations increased by $93.3 million, or 49.3 percent, to $282.4 million at December 31, 2018 from $189.1 million a year ago. The year-over-year increases are the net result of the issuance of new FHLB advances and scheduled maturities of FHLB advances, and the issuance of $33.5 million of subordinated debentures in a private placement in July 2018. The increase in FHLB borrowings reflected the use of long-term advances to augment deposits as the Company’s funding source for originating loans and investing in investment securities. The weighted average interest rate of FHLB advances was 2.18 percent at December 31, 2018. The issuance of subordinated debt was to maintain adequate capital ratios for further growth.
Stockholders’ equity increased by $23.8 million, or 13.5 percent, to $200.2 million at December 31, 2018 from $176.4 million a year ago. The increase in stockholders’ equity was primarily attributable to an increase in additional paid-in capital of $17.4 million from common stock and preferred stock issued as part of the acquisition of IAB. Retained earnings increased by $7.2 million to $38.4 million at December 31, 2018 from $31.2 million at December 31, 2017. Accumulated other comprehensive loss increased $1.9 million to $5.1 million at December 31, 2018 from $3.2 million a year ago.

Fourth Quarter Income Statement Review
Net interest income increased by $4.5 million, or 27.2 percent, to $21.2 million for the fourth quarter of 2018 from $16.7 million for the fourth quarter of 2017. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $749.0 million, or 40.1 percent, to $2.617 billion for the fourth quarter of 2018 from $1.868 billion for the fourth quarter a year ago. Net interest margin was 3.24 percent for the fourth quarter of 2018 compared to 3.56 percent for the fourth quarter a year ago. “The decrease in the net interest margin was the result of the rising rate environment, with the increase in the cost of funds outpacing the return on interest earning assets,” said Coughlin.
Total non-interest income decreased by $356,000, or 23.5 percent, to $1.2 million for the fourth quarter of 2018 from $1.5 million for the fourth quarter of 2017. The decrease in total non-interest income was primarily related to the recording of $380,000 of unrealized losses on equity investments in accordance with a new accounting standard which became effective at the beginning of 2018.

Fourth quarter non-interest expense increased by $1.9 million, or 15.4 percent, to $13.9 million for the fourth quarter of 2018 from $12.0 million for the fourth quarter of 2017. The increases in non-interest expense over the prior year are largely attributable to the inclusion of IAB costs since the merger in April 2018.

The income tax provision decreased by $2.1 million, or 46.1 percent, to $2.4 million for the third quarter of 2018 from $4.5 million for the fourth quarter of 2017.  The decrease in the income tax provision comes as a result of the lower tax provision as mandated by enactment of the Tax Cuts and Jobs Act of 2017, which lowered the federal corporate tax rate from 35% to 21% beginning in 2018. There was an additional provision of $2.2 million in the fourth quarter of 2017 to revalue the net deferred tax assets at the newly enacted tax rate. Partly offsetting the decrease from the prior year was higher taxable income for the fourth quarter of 2018 as compared to the fourth quarter of 2017.  The consolidated effective tax rate for the fourth quarter of 2018 was 31.5 percent compared to 76.9 percent for the fourth quarter of 2017.

Full Year 2018 Income Statement Review
Net interest income increased by $15.8 million, or 25.5 percent, to $77.7 million for the full year 2018 from $61.9 million for 2017. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $572.1 million, or 32.3 percent, to $2.345 billion for 2018 from $1.773 billion for 2017. There was an increase in the average yield on interest-earning assets of eleven basis points to 4.48 percent for 2018 from 4.37 percent in 2017.
Net interest margin was 3.31 percent in 2018 compared to 3.49 percent in 2017. The decrease in the net interest margin was the result of the rising interest rate environment, with the increase in the cost of funds outpacing the return on interest earning assets for the short term.
Interest income on loans receivable increased by $24.5 million, or 33.4 percent, to $97.8 million for the year 2018 from $74.3 million in 2017. The increase was primarily attributable to an increase in the average balance of loans receivable of $468.8 million, or 29.5 percent, to $2.060 billion for the year 2018 from $1.591 billion for 2017, as well as an increase in the average yield on loans of 14 basis points to 4.75 percent for 2018 from 4.61 percent for 2017. Interest income on loans also included $1.7 million of accretion of purchase credit adjustments related to the acquisition of IAB for 2018, which added approximately 7 basis points to the average yield on interest earning assets.
Total interest expense increased by $11.7 million, or 74.8 percent, to $27.4 million for 2018 from $15.7 million for 2017. This increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $474.4 million, or 32.0 percent, to $1.958 billion for the year 2018 from $1.484 billion for 2017, as well as an increase in the average rate on interest-bearing liabilities of 34 basis points to 1.40 percent for the year 2018 from 1.06 percent for 2017. Interest expense also included $471,000 of amortization of purchase credit fair value adjustments related to the acquisition of IAB for the year 2018, which added approximately two basis points to the average cost of funds on an annualized basis.  Interest expense, related to the issuance of subordinated debt in July 2018, totaled $917,000 for the year 2018, which added approximately five basis points to the average cost of funds.
Total non-interest income increased by $477,000, or 6.4 percent, to $8.0 million for the year 2018 from $7.5 million for 2017. The increase in total non-interest income was primarily related to an increase in other non-interest income of $2.1 million to $2.5 million for the year from $343,000 in 2017, which was primarily attributed to $2.0 million received from a legal settlement in the first quarter of 2018. The increase in total non-interest income was partly offset by a decrease in the gains on sale of OREO properties of $1.6 million, which primarily related to the gain on the sale of one property in 2017, and a loss on equity securities of $622,000 in accordance with a new accounting standard which became effective at the beginning of 2018.
Total non-interest expense increased by $9.2 million, or 19.6 percent, to $56.3 million for the year 2018 from $47.1 million in 2017. Merger-related costs increased by $1.6 million, to $2.4 million for the year, from $802,000 in 2017. The increases in non-interest expense over the prior year were largely attributable to the inclusion of IAB expenses since the merger in April 2018.

The income tax provision decreased by $2.7 million, or 26.9 percent, to $7.5 million for the year 2018 from $10.2 million in 2017. The decrease in the income tax provision comes as a result of the lower tax provision as mandated by enactment of the Tax Cuts and Jobs Act of 2017, which lowered the federal corporate tax rate from 35% to 21% beginning in 2018. There was an additional provision of $2.2 million in the fourth quarter of 2017 to revalue the net deferred tax assets at the newly enacted tax rate. Partly offsetting the decrease from the prior year was higher taxable income for 2018 as compared to 2017. The consolidated effective tax rate for the year 2018 was 30.9 percent compared to 50.6 percent in 2017.

Asset Quality
The fourth quarter provision for loan losses was $821,000, compared to $907,000 in the preceding quarter and $325,000 in the fourth quarter a year ago.  For the year, the provision for loan losses increased by $3.0 million, to $5.1 million compared to $2.1 million in 2017.
Non-accruing loans improved to $7.2 million, or 0.31 percent of gross loans at December 31, 2018, compared to $11.1 million, or 0.49 percent of gross loans at September 30, 2018, and $13.0 million, or 0.78 percent of gross loans, a year earlier. Non-accruing loans exclude $7.0 million of Purchased Credit-Impaired loans acquired through the merger with IAB.
Performing troubled debt restructured loans that were not included in nonaccrual loans at December 31, 2018, were $22.5 million, compared to $20.6 million at September 30, 2018 and $20.1 million at December 31, 2017. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans.
The allowance for loan losses was $22.4 million, or 0.97 percent of gross loans at December 31, 2018, compared to $21.5 million, or 0.96 percent of gross loans at September 30, 2018, and $17.4 million, or 1.05 percent of gross loans a year ago.  The decline in allowance coverage was primarily driven by the addition of IAB acquired loans with no allowance for loan losses as these loans were recorded at fair value at the acquisition date. The Company’s outstanding credit mark recorded on acquired portfolios of $249.5 million totaled $6.6 million at December 31, 2018. The Company’s combined coverage of allowance for loan loss and credit mark on the acquired portfolios totaled $28.9 million, or 1.25% of the overall loan portfolio, at December 31, 2018.
As of December 31, 2018, the allowance for loan losses represented 309.6 percent of nonaccrual loans compared to 193.9 percent three months earlier, and 133.3 percent one year earlier.  Other real estate owned (OREO) totaled $1.3 million at December 31, 2018, compared to $1.2 million at September 30, 2018, and $532,000 at December 31, 2017.  Net charge-offs were $146,000 in 2018, compared to $1.9 million in 2017.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 28 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, Rutherford, South Orange, Union, and Woodbridge, New Jersey and three branches in Hicksville and Staten Island, New York.  The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018 vs September 30, 2018	December 31, 2018 vs December 31, 2017

ASSETS
Cash and amounts due from depository institutions	$18,970	$32,459	$16,460	(41.6%)	15.2%
Interest-earning deposits	176,294	174,251	107,775	1.2%	63.6%
Total cash and cash equivalents	195,264	206,710	124,235	(5.5%)	57.2%

Interest-earning time deposits	735	980	980	(25.0%)	(25.0%)
Securities available for sale	119,335	119,811	114,295	(0.4%)	4.4%
Equity investments	7,672	8,052	8,294	(4.7%)	(7.5%)
Loans held for sale	1,153	1,772	1,295	(34.9%)	(11.0%)
Loans receivable, net of allowance for loan losses of
$22,359, $21,504, and $17,375, respectively	2,278,492	2,225,001	1,643,677	2.4%	38.6%
Federal Home Loan Bank of New York stock, at cost	13,405	14,755	10,211	(9.1%)	31.3%
Premises and equipment, net	20,293	20,392	18,768	(0.5%)	8.1%
Accrued interest receivable	8,378	8,635	6,153	(3.0%)	36.2%
Other real estate owned	1,333	1,232	532	8.2%	150.6%
Deferred income taxes	13,601	11,607	5,144	17.2%	164.4%
Goodwill and other intangible assets	5,699	5,714	-	-	-
Other assets	9,371	13,207	9,253	(37.6%)	5.0%
Total Assets	$2,674,731	$2,637,868	$1,942,837	1.4%	37.7%

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$263,960	$276,998	$201,043	(4.7%)	31.3%
Interest bearing deposits	1,916,764	1,839,626	1,368,327	4.2%	40.1%
Total deposits	2,180,724	2,116,624	1,569,370	3.0%	39.0%
FHLB Advances	245,800	275,800	185,000	(10.9%)	32.9%
Subordinated debentures	36,577	36,519	4,124	0.2%	786.9%
Other liabilities	11,415	13,162	7,889	(13.3%)	44.7%
Total Liabilities	2,474,516	2,442,105	1,766,383	1.3%	40.1%

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital preferred stock	19,706	19,706	13,241	-	48.8%
Common stock; no par value; 20,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital common stock	176,259	175,970	164,230	0.2%	7.3%
Retained earnings	38,442	35,693	31,241	7.7%	23.0%
Accumulated other comprehensive (loss)	(5,076)	(6,490)	(3,142)	(21.8%)	61.6%
Treasury stock, at cost	(29,116)	(29,116)	(29,116)	-	-
Total Stockholders' Equity	200,215	195,763	176,454	2.3%	13.5%

Total Liabilities and Stockholders' Equity	$2,674,731	$2,637,868	$1,942,837	1.4%	37.7%

Outstanding common shares	15,889	15,782	15,042

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, Except for Per Share Amounts, Unaudited)
	Year Ended December 31, 2018	Year Ended December 31, 2017	2018 vs. 2017
Interest and dividend income:
Loans, including fees	$97,831	$73,355	33.4%
Mortgage-backed securities	3,154	2,360	33.6%
Municipal bonds and other debt	607	544	11.6%
FHLB stock dividends and other interest earning assets	3,505	1,312	167.1%
Total interest and dividend income	105,097	77,571	35.5%

Interest expense:
Deposits:
Demand	4,314	2,816	53.2%
Savings and club	444	397	11.8%
Certificates of deposit	16,400	8,838	85.6%
	21,158	12,051	75.6%
Borrowings	6,258	3,636	72.1%
Total interest expense	27,416	15,687	74.8%

Net interest income	77,681	61,884	25.5%
Provision for loan losses	5,130	2,110	143.1%

Net interest income, after provision for loan losses	72,551	59,774	21.4%

Non-interest income:
Fees and service charges	3,785	3,101	22.1%
Gain on sales of loans	2,333	2,357	(1.0%)
Loss on bulk sale of impaired loans held in portfolio	(24)	-	-
Gain on sales of other real estate owned	30	1,585	(98.1%)
Gain on sale of investment securities	-	97	-
Unrealized loss on equity investments	(622)	-	-
Other	2,458	343	616.6%
Total non-interest income	7,960	7,483	6.4%

Non-interest expense:
Salaries and employee benefits	27,590	23,706	16.4%
Occupancy and equipment	9,579	8,274	15.8%
Data processing service fees	3,375	2,747	22.9%
Professional fees	1,937	2,834	(31.7%)
Director fees	752	691	8.8%
Regulatory assessments	1,435	1,127	27.3%
Advertising and promotional	422	433	(2.5%)
Other real estate owned, net	272	146	86.3%
Merger related expenses	2,408	802	200.2%
Other	8,496	6,284	35.2%
Total non-interest expense	56,266	47,044	19.6%

Income before income tax provision	24,245	20,213	19.9%
Income tax provision	7,482	10,231	(26.9%)

Net Income	$16,763	$9,982	67.9%
Preferred stock dividends	953	614	55.2%
Net Income available to common stockholders	$15,810	$9,368	68.8%

Net Income per common share-basic and diluted
Basic	$1.02	$0.76	34.2%
Diluted	$1.01	$0.75	34.7%

Weighted average number of common shares outstanding
Basic	15,567	12,403	25.5%
Diluted	15,661	12,508	25.2%

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, Except for Per Share Amounts, Unaudited)

	Three Months Ended,
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018 vs September 30, 2018	December 31, 2018 vs December 31, 2017

Interest and dividend income:
Loans, including fees	$28,243	$26,019	$19,388	8.5%	45.7%
Mortgage-backed securities	791	827	648	(4.4%)	22.1%
Municipal bonds and other debt	191	116	167	64.7%	14.4%
FHLB stock dividends and other interest earning assets	1,263	1,009	438	25.2%	188.4%
Total interest and dividend income	30,488	27,971	20,641	9.0%	47.7%

Interest expense:
Deposits:
Demand	1,412	1,130	766	25.0%	84.3%
Savings and club	126	116	98	8.6%	28.6%
Certificates of deposit	5,674	4,591	2,401	23.6%	136.3%
	7,212	5,837	3,265	23.6%	120.9%
Borrowings	2,105	2,054	734	2.5%	186.8%
Total interest expense	9,317	7,891	3,999	18.1%	133.0%

Net interest income	21,171	20,080	16,642	5.4%	27.2%
Provision for loan losses	821	907	325	(9.5%)	152.6%

Net interest income, after provision for loan losses	20,350	19,173	16,317	6.1%	24.7%

Non-interest income:
Fees and service charges	1,012	1,092	718	(7.3%)	40.9%
Gain on sales of loans	436	738	746	(40.9%)	(41.6%)
Gain on sales of other real estate owned	26	14	15	85.7%	73.3%
Unrealized loss on equity investments	(380)	(82)	-	(363.4%)	-
Other	65	90	36	(27.8%)	80.6%
Total non-interest income	1,159	1,852	1,515	(37.4%)	(23.5%)

Non-interest expense:
Salaries and employee benefits	7,042	7,156	5,813	(1.6%)	21.1%
Occupancy and equipment	2,551	2,490	2,089	2.4%	22.1%
Data processing service fees	876	942	713	(7.0%)	22.9%
Professional fees	462	437	597	5.7%	(22.6%)
Director fees	158	192	115	(17.7%)	37.4%
Regulatory assessments	487	419	117	16.2%	316.2%
Advertising and promotional	108	129	58	(16.3%)	86.2%
Other real estate owned, net	59	22	81	168.2%	(28.0%)
Merger related expenses	105	119	802	(11.8%)	(86.9%)
Other	2,036	2,485	1,649	(18.1%)	23.5%
Total non-interest expense	13,884	14,391	12,035	(3.5%)	15.4%

Income before income tax provision	7,625	6,634	5,797	14.9%	31.5%
Income tax provision	2,401	2,040	4,458	17.7%	(46.1%)

Net Income	$5,224	$4,594	$1,339	13.7%	290.1%
Preferred stock dividends	262	263	165	(0.4%)	58.8%
Net Income available to common stockholders	$4,962	$4,331	$1,174	14.6%	322.7%

Net Income per common share-basic and diluted
Basic	$0.31	$0.27	$0.08	14.8%	287.5%
Diluted	$0.31	$0.27	$0.08	14.8%	287.5%

Weighted average number of common shares outstanding
Basic	15,820	15,789	15,037	0.2%	5.2%
Diluted	15,851	15,896	15,168	(0.3%)	4.5%

                                                        BCB BANCORP INC. AND SUBSIDIARIES

	Net Interest Margin Twelve Months Ended December 31,
	2018			2017
	Average Balance	Interest Earned/Paid	Average Yield/Rate	Average Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,060,187	$97,831	4.75%	$1,591,339	$73,335	4.61%
Investment Securities	142,343	3,761	2.64%	104,520	2,904	2.78%
Interest-earning deposits	142,867	3,505	2.45%	77,399	1,312	1.70%
Total Interest-earning assets	2,345,397	105,097	4.48%	1,773,258	77,571	4.37%
Non-interest-earning assets	55,404			54,509
Total assets	$2,400,801			$1,827,767
Interest-bearing liabilities:
Interest-bearing demand accounts	$334,156	$2,036	0.61%	$305,208	$1,666	0.55%
Money market accounts	118,109	2,278	1.21%	135,202	1,150	0.85%
Savings accounts	262,745	444	0.17%	263,500	397	0.15%
Certificates of Deposit	911,141	16,400	1.80%	619,377	8,838	1.43%
Total interest-bearing deposits	1,696,151	21,158	1.25%	1,323,287	12,051	0.91%
Borrowed funds	262,227	6,258	2.39%	160,699	3,636	2.26%
Total interest-bearing liabilities	1,958,378	27,416	1.40%	1,483,985	15,687	1.06%
Non-interest-bearing liabilities	253,301			201,651
Total liabilities	2,211,679			1,685,636
Stockholders' equity	189,122			142,131
Total liabilities and stockholders' equity	$2,400,801			$1,827,767
Net interest income		$77,681			$61,884
Net interest rate spread			3.08%			3.32%
Net interest margin			3.31%			3.49%

                                                    BCB BANCORP INC. AND SUBSIDIARIES

	Net Interest Margin Three Months Ended December 31,
	2018			2017
	Average Balance	Interest Earned/Paid	Average Yield/Rate	Average Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,228,372	$28,243	4.94%	$1,655,570	$19,388	4.68%
Investment Securities	141,248	982	2.78%	112,357	815	2.90%
Interest-earning deposits	187,051	1,263	2.70%	99,785	438	1.76%
Total Interest-earning assets	2,616,672	30,488	4.66%	1,867,713	20,641	4.42%
Non-interest-earning assets	61,033			48,999
Total assets	$2,677,705			$1,916,712
Interest-bearing liabilities:
Interest-bearing demand accounts	$349,730	$634	0.73%	$312,901	$431	0.55%
Money market accounts	214,278	778	1.45%	143,690	335	0.94%
Savings accounts	261,526	126	0.19%	259,156	98	0.15%
Certificates of Deposit	1,063,045	5,674	2.13%	651,334	2,401	1.47%
Total interest-bearing deposits	1,888,580	7,212	1.53%	1,367,080	3,265	0.96%
Borrowed funds	311,663	2,105	2.70%	163,733	734	1.79%
Total interest-bearing liabilities	2,220,243	9,317	1.69%	1,530,813	3,999	1.04%
Non-interest-bearing liabilities	281,400			208,245
Total liabilities	2,481,643			1,739,058
Stockholders' equity	196,062			177,655
Total liabilities and stockholders' equity	$2,677,705			$1,916,712
Net interest income		$21,171			$16,642
Net interest rate spread			2.97%			3.38%
Net interest margin			3.24%			3.56%

                                              BCB BANCORP INC. AND SUBSIDIARIES

	Financial condition data by quarter
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017

	(In thousands, except tangible book value)
Total assets	$2,674,731	$2,637,868	$2,516,564	$2,082,313	$1,942,837	$1,871,740
Cash and cash equivalents	195,264	206,710	180,445	137,334	124,235	97,618
Securities available for sale	127,007	127,863	135,425	127,324	122,589	100,077
Loans receivable, net	2,278,492	2,225,001	2,119,829	1,764,597	1,643,677	1,619,245
Deposits	2,180,724	2,116,624	1,984,876	1,691,353	1,569,370	1,546,148
Borrowings	282,377	312,319	324,124	204,124	189,124	142,124
Stockholders’ equity	200,215	195,763	194,076	177,386	176,454	177,568
Tangible Book Value	11.00	10.78	10.68	10.90	10.85	10.93

	Operating data by quarter
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017

	(In thousands, except for per share amounts)
Net interest income	$21,171	$20,080	$19,990	$16,440	$16,642	$15,574
Provision for loan losses	821	907	2,060	1,342	325	511
Non-interest income	1,159	1,852	1,563	3,386	1,515	1,633
Non-interest expense	13,884	14,391	15,980	12,011	12,035	11,299
Income tax expense	2,401	2,040	1,200	1,841	4,458	2,180
Net income	$5,224	$4,594	$2,313	$4,632	$1,339	$3,217
Net income per share	$0.31	$0.27	$0.13	$0.30	$0.08	$0.25
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Return on average assets	0.78%	0.72%	0.40%	0.92%	0.28%	0.70%
Return on average stockholder’s equity	10.66%	9.44%	4.90%	10.48%	3.01%	9.17%
Net interest margin	3.24%	3.22%	3.52%	3.34%	3.56%	3.50%
Stockholder’s equity to total assets	7.49%	7.42%	7.71%	8.52%	9.08%	9.49%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Non-Accrual Loans	$7,221	$11,093	$10,763	$10,619	$13,036	$16,958
Non-Accrual Loans as a % of Total Loans	0.31%	0.49%	0.50%	0.60%	0.78%	1.03%
ALLL as % of Non-Accrual Loans	309.64%	193.85%	191.79%	172.68%	133.28%	108.79%
Impaired Loans	42,408	47,251	50,899	36,199	37,786	40,992
Classified Loans	26,161	30,179	33,605	20,299	21,730	26,663
Transmitted on Globe Newswire on January 31, 2018 at 4:15 p.m. Eastern Time.